EXHIBIT 1


                                                             [BHP Billiton Logo]


NEWS RELEASE


RELEASE TIME       IMMEDIATE

DATE               8 March 2005

NUMBER             10/05




              BHP BILLITON ANNOUNCES US$7.3 BILLION CASH OFFER FOR
                                  WMC RESOURCES

BHP Billiton today announced a cash offer of A$7.85 per share for the entire issued capital of WMC Resources Limited ("WMC Resources"), valuing WMC Resources equity at A$9.2 billion (US$7.3 billion).

The Board of WMC Resources has unanimously recommended that WMC Resources shareholders accept the BHP Billiton offer in the absence of a superior proposal and has indicated that the directors will be accepting this offer for their own holdings of WMC Resources shares on that basis.

The offer is A$0.85 per share higher than Xstrata's cash bid of A$7.00(1) per share and in the top half of the valuation range provided by Grant Samuel, WMC Resources' independent expert, in its Target Statement.

BHP Billiton Chief Executive Officer, Chip Goodyear said: "The acquisition of WMC Resources is a further step in BHP Billiton's strategy of developing, operating and maximising the performance of large scale, long-life, low-cost assets. It is an excellent opportunity to build on our existing nickel and copper businesses and bring uranium into our suite of energy products. Furthermore, the acquisition provides additional premium long-term options to satisfy continuing demand growth in China and other high-growth economies.

"BHP Billiton is best placed to maximise the value of WMC Resources' assets. No other potential purchaser brings to this transaction the experience and synergy benefits of already operating in both nickel and copper and the track record of consistent on-time, on-budget major project delivery.

"Our offer price is based on our normal valuation methodology using our standard pricing protocols and reflects WMC Resources' considerable expansion potential. We expect the acquisition to add material value to BHP Billiton shareholders over the medium to long term," Mr Goodyear said.



-------------
(1) The value of Xstrata's  offer has been reduced to A$7.00 per share,
reflecting   the  A$0.20  per  share  dividend  to  be  paid  to  WMC  Resources shareholders on 11 March.

Specific benefits to BHP Billiton from this transaction include:

o WMC Resources' nickel business comprises an outstanding set of assets, in terms of operating capability, country risk, scale and environmental standards, which will complement BHP Billiton's existing nickel business. The combined business will have a range of operations, products and technologies that will provide a robust and flexible platform for further growth.

o BHP Billiton will have operating control of two of the world's four largest copper deposits. BHP Billiton's track record in developing and operating Escondida, the world's largest copper mine, ideally equips it to maximise the value of the large, long-life Olympic Dam resource base. Olympic Dam is the world's fourth largest copper resource and one of the world's 10 largest gold deposits.

o The acquisition of WMC Resources will establish BHP Billiton as a major producer of uranium with the largest resource base in the world. Uranium is an important energy source in an increasingly energy intensive world. Not only is this valuable on a stand-alone basis but it complements BHP Billiton's existing energy portfolio of oil, gas and coal.

o The inclusion of WMC Resources' businesses and opportunities in BHP Billiton's portfolio enhances its options to develop the production necessary to supply raw materials to high growth markets in the decades ahead.

o BHP Billiton is best placed to maximise synergies in the nickel and copper businesses, marketing and other corporate functions. BHP Billiton will eliminate duplicate functions by using the proven systems and processes that were successfully used following the BHP Billiton merger in 2001. The annual corporate cost efficiencies are estimated to total A$115 million (US$91 million), with a one-time cost of A$120 million (US$95 million).

Commenting on the attractiveness of the offer to WMC Resources' shareholders, WMC Resources CEO Andrew Michelmore said: "This offer supports the view of the value of WMC Resources that the Board has consistently held. We will be working with BHP Billiton to ensure that this recommended offer is put to shareholders as soon as possible".

The offer will be made through a subsidiary by way of an off-market takeover bid under the Australian Corporations Act 2001 and will be funded from both new and existing debt facilities. BHP Billiton remains committed to an A credit rating and will retain financial flexibility following the acquisition. Following the acquisition, on a pro forma basis, BHP Billiton's net debt, as at 30 June 2005 is estimated to total US$12.4 billion with corresponding net gearing of 42 percent(2). The acquisition is expected to be earnings accretive in the financial year ending 30 June 2006.

The offer is subject to a number of conditions including BHP Billiton receiving necessary regulatory approvals and acquiring at least 90% of the number of WMC Resources ordinary shares on issue. The conditions are outlined in full in Appendix 1 to this release.

BHP Billiton holds economic exposure to 50.6 million WMC Resources shares (4.3% of the issued share capital) through cash settled derivative contracts.

WMC Resources has entered into a Deed of Undertaking with BHP Billiton in relation to BHP Billiton's offer. This includes a break-fee of A$92 million (US$73 million) payable to BHP Billiton in certain circumstances, including a successful competing takeover proposal. WMC Resources will provide full details of the Deed.



-------------
(2) Net gearing is defined as net debt to net debt plus equity.

BHP Billiton's Bidder's Statement is expected to be lodged shortly and to be dispatched to WMC Resources shareholders in approximately three weeks.

Further information on WMC Resources can be found in Appendix 2 and on its Internet site: www.wmc.com. Further information on BHP Billiton can be found in Appendix 3 and on our Internet site: www.bhpbilliton.com.

For further information please contact:



AUSTRALIA                                                              UNITED KINGDOM
Jane Belcher, Investor Relations                                       Mark Lidiard, Investor & Media Relations
Tel: +61 3 9609 3952 Mobile: +61 417 031 653                           Tel: +44 20 7802 4156 Mobile: + 44 7769 934 942
email: Jane.H.Belcher@bhpbilliton.com                                  email: Mark.Lidiard@bhpbilliton.com

Tania Price, Media Relations                                           Ariane Gentil, Media Relations
Tel: +61 3 9609 3815 Mobile: +61 419 152 780                           Tel: +44 20 7802 4177 Mobile: +44 7881 518 715
email: Tania.Price@bhpbilliton.com                                     email: Ariane.Gentil@bhpbilliton.com


UNITED STATES                                                          SOUTH AFRICA
Francis McAllister, Investor Relations                                 Michael Campbell, Investor & Media Relations
Tel: +1 713 961 8625 Mobile: +1 713 480 3699                           Tel: +27 11 376 3360 Mobile: +27 82 458 2587
email: Francis.R.McAllister@bhpbilliton.com                            email: Michael.J.Campbell@bhpbilliton.com



BHP BILLITON LIMITED ABN 49 004 028 077                                BHP BILLITON PLC REGISTRATION NUMBER 3196209
Registered in Australia                                                Registered in England and Wales
Registered Office: 180 Lonsdale Street Melbourne Victoria 3000         Registered Office: Neathouse Place London SW1V 1BH
Australia                                                              United Kingdom
Telephone +61 1300 55 4757 Facsimile +61 3 9609 3015                   Telephone +44 20 7802 4000 Facsimile +44 20 7802 4111


                                THE BHP BILLITON GROUP IS HEADQUARTERED IN AUSTRALIA



FURTHER INFORMATION
-------------------

In connection with the planned public tender offer (the "Tender Offer") by a wholly owned subsidiary of BHP Billiton (the "Company"), for all of WMC Resources' outstanding stock, BHP Billiton will file with the United States Securities and Exchange Commission (the "SEC") an informational document under cover of Form CB. INVESTORS AND HOLDERS OF WMC RESOURCES SECURITIES ARE STRONGLY ADVISED TO READ THE INFORMATIONAL DOCUMENT (WHEN AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and holders of WMC Resources securities may obtain free copies of the informational document (when available), as well as other relevant documents filed with the SEC, at the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain transaction-related documents for free from the Company or its duly designated agent.

This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of WMC Resources. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements contained in this communication may contain forward-looking statements with respect to BHP Billiton's financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. Statements in these materials that are not historical facts are "forward-looking statements".

These forward-looking statements, including, among others, those relating to the future business prospects, revenues and income of BHP Billiton, wherever they may occur in this communication are necessarily estimates reflecting the best judgment of the senior management of BHP Billiton and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth in this communication and BHP Billiton's Annual Report on Form 20-F for the financial year ended 30 June 2004.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation: the success of the proposed Tender Offer; estimated reserves; plans, strategies and objectives of management; closure or divestment of certain operations or facilities (including associated costs); anticipated production or construction commencement dates; expected costs or production output; the anticipated productive lives of projects, mines and facilities; and provisions and contingent liabilities.

BHP Billiton undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the materials in which such statements are contained or to reflect the occurrence of unanticipated events.

                                   APPENDIX 1
                             CONDITIONS OF THE OFFER

The Offer is subject to the fulfilment of the following conditions:

(a)  MINIMUM ACCEPTANCE CONDITION

     During, or at the end of, the offer period the number of WMC Resources Shares in which BHP Billiton and its associates together have relevant interests (disregarding any relevant interest that BHP Billiton has merely because of the operation of section 608(3) of the Corporations Act) is at least 90% of all the WMC Resources Shares (even if that number later becomes less than 90% of all the WMC Resources Shares as a result of the issue of further WMC Resources Shares).

(b)  FOREIGN INVESTMENT APPROVAL

     One  of the following occurs before the end of the offer period:

     (i) BHP Billiton receives written notice issued by or on behalf of the Treasurer stating that there are no objections under the Australian government's foreign investment policy to the acquisition by BHP Billiton of all of the WMC Resources Shares under the Offer, such notice being unconditional;

     (ii) the expiry of the period provided under the Foreign Acquisitions and Takeovers Act 1975 (Cth) ("FATA") during which the Treasurer may make an order or an interim order under the FATA prohibiting the acquisition of WMC Resources Shares under the Offer, without such an order being made; or

     (iii)if an interim order is made to prohibit the acquisition of WMC Resources Shares under the Offer, the subsequent period for making a final order has elapsed, without any such final order being made.

(c)  HART-SCOTT-RODINO

     Before the end of the offer period, all filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT") have been made and all applicable waiting periods under the HSR Act have expired or have been terminated.

(d)  EUROPEAN UNION MERGER CONTROL

     Before the end of the offer period:

     (i) the European Commission has issued a decision under Article 6(1)(a) of Council Regulation (EC) 139/2004 (the "MERGER REGULATION") that the acquisition of all or any of the WMC Resources Shares as a result of the Offer ("ACQUISITION") does not give rise to a concentration falling within the scope of the Merger Regulation;

     (ii) the European Commission has issued a decision under Article 6(1)(b) of the Merger Regulation declaring the Acquisition compatible with the common market, or is deemed to have done so under Article 10(6) of the Merger Regulation;

     (iii)in the event of the European Commission  initiating  proceedings under
          Article 6(1)(c) of the Merger Regulation and BHP Billiton waiving condition (d)(ii) above, the European Commission has issued a decision under Article 8(1) or 8(2) of the Merger Regulation declaring the Acquisition compatible with the common market, or is deemed to have done so under Article 10(6) of the Merger Regulation; or

     (iv) in the event that the European Commission refers the whole or part of the Acquisition to the competent authorities of one or more Member States under Article 9(3) of the Merger Regulation,

          (A) each such authority has granted a clearance in respect of all those parts of the Acquisition which were referred to it, or is deemed to have granted such a clearance; and

          (B) the requirements of sub-paragraphs (d)(ii) or (d)(iii) are satisfied with respect to any part not referred to the competent authority of any Member State.

(e)  ACCC

     Before the end of the offer period, BHP Billiton receives written notice from the ACCC that the ACCC does not propose to intervene in the acquisition of WMC Resources Shares under the Offer or the completion of any transaction contemplated by the Bidder's Statement, such notice being unconditional.

(f)  APPROVALS BY PUBLIC AUTHORITIES

     Before the end of the offer period:

     (i) BHP Billiton receives all licences, authorities, consents, approvals, orders, waivers, relief, rulings and decisions ("APPROVALS") (other than those referred to in paragraphs (b) to (e)) which are required by law or by any Public Authority to permit the Offers to be made to and accepted by WMC Resources shareholders in all applicable jurisdictions; and

     (ii) BHP Billiton receives all Approvals (other than those referred to in paragraphs (b) to (e)) which are required by law or by any Public Authority as a result of the Offers or the successful acquisition of the WMC Resources Shares and which are necessary for the continued operation of the business of WMC Resources and its subsidiaries or of any member of the BHP Billiton Group, and, in each case, those Approvals are on an unconditional basis and remain in force in all respects and there is no notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew those Approvals.

     For the purpose of these conditions, "PUBLIC AUTHORITY" means any government or any governmental, semi-governmental, administrative, statutory or judicial entity, authority or agency, whether in Australia or elsewhere, including the ACCC (but excluding the Takeovers Panel, ASIC and any court in respect of proceedings under section 657G or proceedings commenced by a person specified in section 659B(1) of the Corporations Act in relation to the Offer). It also includes any self-regulatory organisation established under statute or any stock exchange.

(g)  NO ACTION BY PUBLIC AUTHORITY ADVERSELY AFFECTING THE OFFER

     During the period from and including the date of this announcement ("ANNOUNCEMENT DATE") to the end of the offer period:

     (i) there is not in effect any preliminary or final decision, order or decree issued by a Public Authority;

     (ii) no action or investigation is instituted, or threatened by any Public Authority; and

     (iii)no application is made to any Public Authority (other than an application by BHP Billiton or any company within the BHP Billiton Group),

     in consequence of, or in connection with, the Offer, which restrains, prohibits or impedes, or threatens to restrain, prohibit or impede, or may otherwise materially adversely impact upon, the making of the Offer or the completion of any transaction contemplated by the Bidder's Statement or the rights of BHP Billiton in respect of WMC Resources and the WMC Resources Shares to be acquired under the Offer or otherwise, or seeks to require the divestiture by BHP Billiton of any WMC Resources Shares, or the divestiture of any assets by WMC Resources or by any subsidiary of WMC Resources or by any member of the BHP Billiton Group.

(h)  NO PRESCRIBED OCCURRENCES

     None of the following events happens during the period beginning on the date the Bidder's Statement is given to WMC Resources and ending at the end of the offer period:

     (i) WMC Resources converts all or any of its shares into a larger or smaller number of shares;

     (ii) WMC Resources or a subsidiary of WMC Resources resolves to reduce its share capital in any way;

     (iii) WMC Resources or a subsidiary of WMC Resources:

               (A)  enters into a buy-back agreement; or

               (B)  resolves to approve the terms of a buy-back  agreement under section 257C(1) or 257D(1) of the Corporations Act;

     (iv) WMC Resources or a subsidiary of WMC Resources issues shares (other than WMC Resources Shares issued as a result of exercise of WMC Resources Options) or grants an option over its shares, or agrees to make such an issue or grant such an option;

     (v) WMC Resources or a subsidiary of WMC Resources issues, or agrees to issue, convertible notes;

     (vi) WMC Resources or a subsidiary of WMC Resources disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

     (vii)WMC Resources or a subsidiary of WMC Resources charges, or agrees to charge, the whole, or a substantial part, of its business or property;

     (viii) WMC Resources or a subsidiary of WMC Resources resolves to be wound up;

     (ix) a liquidator or provisional liquidator of WMC Resources or of a subsidiary of WMC Resources is appointed;

     (x) a court makes an order for the winding up of WMC Resources or of a subsidiary of WMC Resources;

     (xi) an administrator of WMC Resources, or of a subsidiary of WMC Resources, is appointed under section 436A, 436B or 436C of the Corporations Act;

     (xii)WMC Resources or a subsidiary of WMC Resources executes a deed of company arrangement; or

     (xiii) a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of WMC Resources or of a subsidiary of WMC Resources.

(i) NO PRESCRIBED OCCURRENCES BETWEEN THE ANNOUNCEMENT DATE AND SERVICE

     None of the events listed in sub-paragraphs (i) to (xiii) of paragraph (h) happens during the period beginning on the Announcement Date and ending at the end of the day before the Bidder's Statement is given to WMC Resources.

(j) NO MATERIAL ACQUISITIONS, DISPOSALS OR CHANGES IN THE CONDUCT OF WMC RESOURCES' BUSINESS

     During the period from and including the Announcement Date to the end of the offer period, none of WMC Resources, or any subsidiary of WMC
     Resources:

     (i) acquires, offers to acquire or agrees to acquire one or more shares, companies or assets (or an interest in one or more shares, companies or assets) for an amount in aggregate greater than A$300 million;

     (ii) disposes, offers to dispose or agrees to dispose of its interest (in whole or in part and whether directly or indirectly) in the Olympic Dam operation, WMC Resources' nickel operation or the Corridor Sands mineral sands project (each a "RELEVANT ASSET"). To avoid any doubt, a disposal of, an offer to dispose or an agreement to dispose of one or more shares or interests in a company or entity which owns an interest in a Relevant Asset is taken to be a disposal of, an offer to dispose or an agreement to dispose of (as the case may be) an interest in the Relevant Asset;

     (iii)enters into or offers to enter into any joint venture, asset or profit sharing, partnership, merger of businesses (including through a dual listed companies structure) or of corporate entities, in respect of any Relevant Asset;

     (iv) other than in the ordinary course of business, incurs, commits to or brings forward the time for incurring, or grants to another person a right the exercise of which would involve WMC Resources or any subsidiary of WMC Resources incurring or committing to, any capital expenditure or liability, or foregoes any revenue, for one or more related items or amounts of greater than A$50 million; or

     (v)  discloses  (without having  disclosed to ASX prior to the Announcement
          Date) the existence of any matter described in  sub-paragraphs  (i) to
          (iv) above, or announces an intention or proposal to do anything described in sub-paragraphs (i) to (iv) above.

     For the avoidance of doubt, a reference in this paragraph (j) to:

     (A) the Olympic Dam operation is to the Olympic Dam minerals processing operation (which produces copper, uranium oxide, gold and silver), and the mine and assets used in connection with that operation (including all land holdings and assets in and around the township of Roxby Downs), of WMC Resources (or any subsidiary of it);

     (B) WMC Resources' nickel operation is to the nickel business carried on by the WMC Resources Group including the:

          (I) mines and concentrators at Leinster and Mount Keith;

          (II) concentrator at Kambalda;

          (III) smelter at Kalgoorlie;

          (IV) refinery at Kwinana; and

          (V) other nickel related projects,

          of WMC Resources (or any subsidiary of it).

(k)  NON-EXISTENCE OF CERTAIN RIGHTS

     No person (other than a member of the BHP Billiton Group) has or will have any right (whether subject to conditions or not) as a result of BHP Billiton acquiring WMC Resources Shares to:

     (i) acquire, or require the disposal of, or require WMC Resources or a subsidiary of WMC Resources to offer to dispose of, any material asset of WMC Resources or a subsidiary of WMC Resources; or

     (ii) terminate, or vary the terms or performance of, any material agreement with WMC Resources or a subsidiary of WMC Resources.

(l) NO MATERIAL ADVERSE CHANGE

     During the period from and including the Announcement Date to the end of the offer period:

         (i) there is no occurrence or matter, including (without limitation):

               (A) any change in the status or terms of arrangements entered into with WMC Resources or any of its subsidiaries or the status or terms of any Approvals which are applicable to WMC Resources or any of its subsidiaries (whether or not wholly or partly attributable to the making of the Offer, and/or the acquisition of WMC Resources Shares under the Offer);

               (B) any change in the 30 day moving average spot price for any commodity on any market, as expressed in Australian dollars;

               (C)  any liability for duty or tax;

               (D) any liability resulting from a change of control of WMC Resources; or

               (E)  any change in the law (whether retrospective or not),

               that (individually or together with others) has or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of WMC Resources and its subsidiaries taken as a whole; and

          (ii) no occurrence or matter, as described in sub-paragraph (l)(i), which occurred before the Announcement Date but was not apparent from publicly available information before then, becomes public.

(m)  S&P/ASX 200 INDEX

     During the period from and including the Announcement Date to the end of the offer period, the S&P/ASX 200 index does not fall below 3,500 on any trading day.

                                   APPENDIX 2

                             WMC RESOURCES OVERVIEW


WMC Resources is a major diversified Australian resources company involved in the exploration and production of nickel, copper, uranium oxide and phosphate fertilisers with operations in South Australia, Western Australia and Queensland. The company is headquartered in Melbourne.

WMC Resources has its primary listing on the Australian Stock Exchange and ADRs traded on the New York Stock Exchange

For the year ended 31 December 2004, WMC Resources reported a consolidated net profit after tax of A$1,327m (US$1,035m1), generated on sales of A$3,777m (US$2,946m1). As at 31 December 2004, consolidated net assets were A$5,109m (US$3,985m(1))

The principal operations of WMC Resources are:
NICKEL
Mining operations are located at Leinster, Mount Keith, and Kambalda in Western Australia. WMC Resources also operates a smelter at Kalgoorlie and refinery at Kwinana, Western Australia
COPPER/URANIUM
Olympic Dam in South Australia produces refined copper, uranium oxide, gold and silver. Olympic Dam, in addition to being a major copper and gold deposit, is the world's largest known uranium deposit
FERTILISERS
WMC Resources' operations at Phosphate Hill and Mt Isa in Queensland produce mono- and di-ammonium phosphate for the domestic and export market
MINERAL SANDS
Corridor Sands is a large undeveloped titanium dioxide-bearing mineral sands deposit in southern Mozambique.


-------------
(1) Australian dollar amounts converted at assumed exchange rate of AUD/USD 0.78

                                   APPENDIX 3

                              BHP BILLITON OVERVIEW

BHP Billiton is the world's largest diversified resources company. It has approximately 35,000 employees working in more than 100 operations in approximately 20 countries. BHP Billiton occupies industry leader or near industry leader positions in major commodity businesses, including aluminium, energy coal and metallurgical coal, copper, ferro-alloys, iron ore and titanium minerals, and has substantial interests in oil, gas, liquefied natural gas, nickel, diamonds and silver. The Company is headquartered in Melbourne, Australia.

BHP Billiton is a Dual Listed Company (DLC) comprising BHP Billiton Limited and BHP Billiton Plc. The two entities exist as separate companies, but operate as a combined group. Both companies have identical Boards of Directors and are run by a unified management team. BHP Billiton is listed on the Australian Stock Exchange (through BHP Billiton Limited) and London Stock Exchange (through BHP Billiton Plc), along with a secondary listing on the Johannesburg Stock Exchange (through BHP Billiton Plc) and American Depositary Receipts listings on the New York Stock Exchange.

For the six months ended 31 December 2004, BHP Billiton reported earnings before interest, tax, depreciation, impairments and amortisation (EBITDA) of US$5.2 billion and had turnover (including the Group's share of joint ventures) of US$15.5 billion. As of 7 March BHP Billiton's market capitalization was US$90.2 billion.

BHP Billiton has seven Customer Sector Groups:
ALUMINIUM
BHP Billiton is one of the world's major producers of alumina and aluminium.
Its principal assets are located in South Africa, Brazil, Mozambique, Australia and Suriname.
BASE METALS
BHP Billiton is a leading supplier of lead, zinc and copper concentrates. BHP Billiton produces high-quality copper cathode (metal) and is also a leading producer of silver in concentrate. It has operations in Chile, Peru and Australia.
CARBON STEEL MATERIALS
BHP Billiton is a leading supplier of iron ore, metallurgical coal and manganese ore and alloys to the global steel industry. It has mining and processing operations in Australia, South Africa and Brazil.
DIAMONDS AND SPECIALTY PRODUCTS
This business produces diamonds, titanium slag, rutile and zircon and includes BHP Billiton's minerals exploration and technology activities. The Ekati diamond operation is in Canada and the titanium minerals operations are located in Richards Bay, South Africa.
ENERGY COAL
BHP Billiton is one of the world's largest producers and marketers of export thermal coal. It is also a major supplier to domestic markets. It has operations in South Africa, United States, Colombia and Australia.
PETROLEUM
BHP Billiton is a significant oil and gas exploration and production business. Principal activities are oil and natural gas production, exploration and development in Australia, the United Kingdom, the United States, Algeria, Trinidad and Tobago and Pakistan.
STAINLESS STEEL MATERIALS
BHP Billiton is a market leading producer of primary nickel and ferrochrome. Its key operations are located in Colombia, South Africa and Australia.


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